Exhibit 5.1

K&L Gates LLP 10100 Santa Monica Boulevard Seventh Floor Los Angeles, CA 90067

T 310.552.5000	www.klgates.com

April 27, 2009

Inovio Biomedical Corporation

11494 Sorrento Valley Road

San Diego, California 92121

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-4 (File No. 333-156035) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the securities listed in the paragraphs numbered A through E below (collectively, the “Securities”) of Inovio Biomedical Corporation, a Delaware corporation (the “registrant”) in relation to a pending business combination pursuant to an Amended and Restated Agreement and Plan of Merger dated December 5, 2008, as further amended on March 31, 2009 (the “Acquisition Agreement”), among the registrant, its wholly-owned subsidiary Inovio Acquisition, LLC, a Delaware limited liability company (“Merger Sub”), and VGX Pharmaceuticals, Inc. (‘‘VGX’’), a Delaware corporation. The Securities consist of the following:

A.            Up to 41,721,909 shares of the registrant’s common stock, $0.001 par value per share (“Common Stock”) (the “Shares”) to be issued by the registrant upon completion of the merger of VGX with and into Merger Sub (the “Merger”) in exchange for all of the outstanding shares of the common stock of VGX based on the anticipated exchange ratio of 0.9866163 (the ‘‘Merger Exchange Ratio’’) derived from an estimate of the total capital stock, options and warrants outstanding of the registrant and the total capital stock, options and warrants outstanding of VGX as of April 14, 2009;

B.            Up to 9,132,891 options to purchase shares of Common Stock (the “Options”) to be issued by registrant at the completion of the Merger upon its assumption of then outstanding VGX options based upon the Merger Exchange Ratio;

C.            Up to 9,132,891 shares of Common Stock issuable upon exercise of the Options (the “Option Shares”);

D.            Up to 4,950,583 warrants to purchase shares of Common Stock (the “Warrants”) to be issued by registrant at the completion of the Merger upon its assumption of then outstanding VGX warrants based upon the Merger Exchange Ratio; and

E.             Up to 4,950,583 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”);

The Shares, Options and Warrants will be issued and the Option Shares and Warrant Shares will become issuable only upon consummation of the Merger, which shall occur only if approved by the stockholders of the registrant and of VGX at the special meetings described in the Registration Statement.  The actual number of each type of security to be issued by the registrant at closing may vary slightly based on the final calculation of the Merger Exchange Ratio as set forth in the Acquisition Agreement but for purposes of this opinion we have assumed that the Securities will not exceed the numbers of the respective Securities listed in paragraphs numbered A through E above unless and until the registrant files a separate registration statement registering such excess Securities and such separate registration statement is deemed effective under the Securities Act or declared effective by the SEC, as applicable under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement and in accordance with Item 601(b)(5) of Regulation S-K under the Securities Act.  For purposes of rendering that opinion, we have examined the Registration Statement, the joint proxy statement/prospectus set forth therein (the “Proxy Statement/Prospectus”), the Acquisition Agreement, the registrant’s Certificate of Incorporation, as amended, the registrant’s Amended and Restated Bylaws, and the corporate actions of the registrant to date that provide for the issuance of the Securities covered by this opinion letter, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the registrant.  We have not independently established any of the facts so relied on.

In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind, including assumptions of the genuineness of all signatures on original documents, the authenticity of documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the due execution and delivery of documents where due execution and delivery are prerequisites to the effectiveness thereof and the truth and accuracy of all statements, covenants and representations and warranties set forth in such documents.  We have also assumed that (i) each party to a document (other than the registrant) has the legal capacity and has satisfied all legal requirements necessary to make such document enforceable against it and (ii) there are no facts or circumstances relating to such parties that might prevent such parties from enforcing any of the rights to which this opinion relates.  We have not verified any of those assumptions.

Our opinions are limited to the Securities Act and the Delaware General Corporation Law (the “DGCL”).  We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such statutes and provisions.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth below, it is our opinion that:

1.             With respect to the Shares, when (a) the stockholders of the registrant have approved (i) the Merger and the issuance of the Securities and (ii) the amendment and restatement of the Inovio Amended 2000 Stock Option Plan (the “Plan Amendment”), each as described in the Proxy Statement/Prospectus and in accordance with the

Acquisition Agreement, (b) the stockholders of VGX have approved the Merger in accordance with the Acquisition Agreement and (c)  the registrant, Merger Sub and VGX have consummated the Merger on the terms set forth in the Proxy Statement/Prospectus and the Acquisition Agreement and in accordance with the DGCL, the Shares will be duly authorized for issuance by the registrant and, when issued in exchange for the outstanding shares of VGX common stock as described in the Proxy Statement/Prospectus and in accordance with the Acquisition Agreement, will be validly issued, fully paid, and nonassessable.

2.             With respect to the Options and Warrants, when (a) the stockholders of the registrant have approved (i) the Merger and the issuance of the Securities and (ii) the Plan Amendment, each as described in the Proxy Statement/Prospectus and in accordance with the Acquisition Agreement, (b) the stockholders of VGX have approved the Merger in accordance with the Acquisition Agreement and (c)  the registrant, Merger Sub and VGX have consummated the Merger on the terms set forth in the Proxy Statement/Prospectus and the Acquisition Agreement and in accordance with the DGCL, the Options and Warrants will be duly authorized for issuance by the registrant and, when issued in exchange for the outstanding options and warrants exercisable for shares of VGX common stock as described in the Proxy Statement/Prospectus, will be validly issued and will, to the extent that the options and warrants exercisable for shares of VGX common stock are, immediately prior to the consummation of the Merger, valid and binding obligations of VGX, as to which we express no opinion, constitute valid and binding obligations of the registrant, enforceable against the registrant in accordance with their terms except as such enforceability may be (i) limited by bankruptcy, insolvency, reorganization, rehabilitation, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors’ rights and remedies, (ii) subject to principles of equity (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) subject to an implied covenant of good faith, reasonableness, and fair dealing and standards of materiality.

3.             With respect to the Option Shares and Warrant Shares, when (a) the stockholders of the registrant have approved (i) the Merger and the issuance of the Securities and (ii) the Plan Amendment, each as described in the Proxy Statement/Prospectus and in accordance with the Acquisition Agreement, (b) the stockholders of VGX have approved the Merger in accordance with the Acquisition Agreement and (c)  the registrant, Merger Sub and VGX have consummated the Merger on the terms set forth in the Proxy Statement/Prospectus and the Acquisition Agreement and in accordance with the DGCL, the Option Shares and Warrant Shares will be duly authorized for issuance by the registrant and, if and when issued and paid for in accordance with the terms and conditions of the Options and Warrants, as applicable, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Proxy Statement/Prospectus under the caption “Legal Matters.”  In giving our consent we do not thereby admit (i) that we are experts with respect to any part of the Registration Statement or the Proxy Statement/Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, or (ii) that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Yours truly,

/s/ K&L Gates LLP
K&L Gates LLP